RESTATED CERTIFICATE OF INCORPORATION
OF
BACTERIN INTERNATIONAL HOLDINGS, INC.

Under Section 245
of the
General Corporation Law of the State of Delaware

BACTERIN INERNATIONAL HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the Corporation is Bacterin International Holdings, Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 8, 2006, and the original name of the Corporation was K-Kitz, Incorporated.

THIRD:  This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware and only restates and integrates, and does not further amend, the provisions of the Corporation’s Certificate of Incorporation as heretofore amended and supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

FOURTH:  The text of the Restated Certificate of Incorporation of the Corporation, as heretofore amended and supplemented, is hereby restated in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
BACTERIN INTERNATIONAL HOLDINGS, INC.

FIRST:            The name of the corporation is Bacterin International Holdings, Inc.

SECOND:       The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808, and the name of the registered agent therein and in charge thereof is Corporation Service Company.

THIRD:           The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:       The total number of shares of all classes of stock which the Corporation shall have authority to issue:

COMMON STOCK:	Ninety Five Million (95,000,000) with a par value of $0.000001 (USD)

PREFERRED STOCK:	Five Million (5,000,000) with a par value of $0.000001 (USD)

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series.  The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

FIFTH:            The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SIXTH:            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.  Any repeal or modification of this paragraph by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH:      The affairs of the corporation shall be governed by a Board of Directors. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide. Commencing with the annual meeting of stockholders on July 8, 2011, directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire on the date of the 2012 annual meeting of stockholders, the initial term of office of the Class II directors shall expire on the date of the 2013 annual meeting of stockholders, and the initial term of office of the Class III directors shall expire on the date of the 2014 annual meeting of stockholders. At each annual meeting of stockholders following such classification and division of the members of the Board of Directors, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year. Each director shall hold office until the expiration of such director's term of office and until such director's successor shall have been elected and qualified, or until such director's earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board of Directors, the number of directors in each class shall be determined by action of the Board of Directors. A director elected by the remainder of the Board of Directors to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director's successor has been elected and qualified, or until such director's earlier resignation, removal or death.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its authorized officer as of October 5, 2011.

BACTERIN INTERNATIONAL HOLDINGS, INC.

By:	/s/ Guy S. Cook
Name:	Guy S. Cook
Title:	President and Chief Executive Officer